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                                                                       EXHIBIT 5

                                                                  March 24, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re: R. R. Donnelley & Sons Company
    Registration Statement on Form S-8

Gentlemen:

  I am Vice President, General Counsel and Secretary of R. R. Donnelley & Sons Company (the "Company"). In that connection, I am familiar with the filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to 6,000,000 shares of common stock, par value $1.25 per share, of the Company and preferred stock purchase rights relating to such shares of common stock to be offered to participants in the Company's Donnelley Shares Stock Option Plan (the "Plan").

  I am also familiar with the Certificate of Incorporation and the By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

  In this connection, I have examined or caused to be examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and others as I have deemed necessary or appropriate as a basis for the opinion set forth herein. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which were not independently established or verified by me, I have relied upon statements and representations of certain officers and other representatives of the Company and others.

  Based upon the foregoing, I am of the opinion that:

    1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

    2. If the Company's Board of Directors or a duly authorized committee thereof authorizes the issuance of authorized and unissued shares of common stock for the consideration (but not less than the par value) provided in the Plan, such shares and the accompanying preferred stock purchase rights will, when so issued against the receipt by the Company of the consideration provided in the Plan, be duly issued, validly outstanding, fully paid and non-assessable.

    3. If the Company legally and validly reacquires its issued and outstanding shares of common stock and thereafter, pursuant to the authorization by the Board of Directors or a duly authorized committee thereof, resells such shares for the consideration provided in the Plan, such shares and the accompanying preferred stock purchase rights will, upon delivery against receipt by the Company of the consideration provided in the Plan, be duly issued, validly outstanding, fully paid and non-assessable.

  I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          /s/ David C. Hart